Bakers Footwear Announces Fourth Quarter and Year End Results

Company Reports Fourth Quarter Net Income of $5.2 Million

         ST. LOUIS — (BUSINESS WIRE) — March 4, 2004 — Bakers Footwear Group (Nasdaq: BKRS) today announced fourth quarter and year end results for the period ended January 3, 2004.

        In the fourth quarter, net income climbed to $5.2 million from $1.7 million in the same period a year ago. Excluding a non-recurring charge of approximately $1.7 million as a result of a delay in the initial public offering (IPO) process, net income in the 2002 fourth quarter was $3.4 million. Fourth quarter net income in 2003 represented a 53% increase from this amount.

        Net sales in the fourth quarter rose to $43.7 million from $43.4 million in the same period last year. Comparable store sales increased 4% in the fourth quarter compared to the year-earlier period.

        For the 2003 fiscal year, net income was $1.7 million versus $2.3 million in fiscal 2002. Excluding the IPO charge of $1.7 million described above and the cumulative effect of income from an accounting change for goodwill of $2.8 million, net income in fiscal 2002 was $1.2 million. Fiscal year 2003 net income represented a 42% increase from this amount. Earnings before interest, taxes, depreciation and amortization (EBITDA) in fiscal 2003 rose to $6.2 million from $3.5 million in fiscal 2002. EBITDA in 2002 includes the negative effect of the $1.7 million write-off in IPO expenses described above.

        Fiscal 2003 net sales totaled $148.2 million compared to $151.1 million in fiscal 2002. Comparable store sales in fiscal 2003 decreased 3% from fiscal 2002. For fiscal years 2002 and 2003, Bakers Footwear operated as a sub-chapter S Corporation and therefore operating results exclude federal income tax. The Company converted to a C corporation as of the beginning of fiscal 2004.

        Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said, “2003 results were highlighted by an accelerated performance in the fourth quarter. Sales rebounded toward the end of last year and this trend has continued into the fiscal 2004 first quarter as a result of our new spring offering. We are encouraged by the response of our customers, as trends in dress footwear, for both shoes and boots, remain strong. We believe our fashion product mix at moderate prices provides a distinct competitive advantage in the women’s footwear market and strengthens our position as a leading fashion footwear retailer for young women.

        “Our successful IPO of 2.16 million shares of common stock in February 2004 served as a major milestone in Bakers Footwear’s 80-year history. The capital raised significantly strengthens our financial position and enables management to execute its growth strategy. Our plan is to open new stores in desirable locations with strong return-on-investment potential by leveraging our existing infrastructure. We plan to open approximately 15 new stores by the end of fiscal year 2004 and an additional 30 to 35 new stores in fiscal year 2005. In addition, we intend to remodel certain existing stores with a new, contemporary format that we believe drives sales and increases cash flow. We also hope to expand our branded merchandise to enhance our product offering and improve gross margins.”

        Michele Bergerac, President of Bakers Footwear Group said, “Our goal is to limit the cyclical nature of the business through a combination of utilizing our advanced inventory management systems, strong sourcing capabilities and a disciplined management approach. This operating strategy has helped us to manage through the recent challenges in the retail environment. It has also allowed us to quickly capture the benefits of strengthening demand. We believe Bakers Footwear is strategically positioned to build a growing business with expanding profits over the long term. We are excited about our prospects in 2004 and look forward to delivering strong shareholder returns.”

        Bakers Footwear will broadcast live via the Internet its fourth quarter and year end conference call today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.kcsa.com. A replay of the webcast will be available for 30 days.

      About Bakers Footwear Group

        Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

        THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

BAKERS FOOTWEAR GROUP, INC.

ALL NUMBERS ON THIS DOCUMENT ARE IN $ MILLIONS
EXCEPT EARNINGS PER SHARE AND SHARE AMOUNTS

SUMMARY FINANCIAL DATA
	INCOME STATEMENT
	QUARTER ENDED		YEAR ENDED

	JANUARY 3, 2004	JANUARY 4, 2003	JANUARY 3, 2004	JANUARY 4, 2003

	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED

NET SALES	$ 43.7	$ 43.4	$ 148.2	$ 151.1

COST OF MERCHANDISE SOLD,
OCCUPANCY AND BUYING
EXPENSES	27.1	28.8	103.0	106.0

GROSS PROFIT	16.6	14.6	45.2	45.1

OPERATING EXPENSE
SELLING EXPENSE	7.9	8.3	29.5	30.7
GENERAL AND ADMINISTRATIVE
EXPENSE	2.9	2.5	11.8	11.4
LOSS ON DISPOSAL OF PROPERTY AND
EQUIPMENT	0.0	0.0	0.2	0.1
IMPAIRMENT OF LONG-LIVED ASSETS	0.1	0.1	0.1	0.1
WRITE-OFF OF DEFERRED INITIAL
PUBLIC OFFERING COSTS	0.0	1.7	0.0	1.7

OPERATING INCOME	5.7	2.0	3.6	1.1

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(0.5)	(0.5)	(1.7)	(1.6)
STATE INCOME TAX (EXPENSE)
BENEFIT	0.0	0.2	(0.1)	0.1
OTHER INCOME (EXPENSE) NET	0.0	0.0	(0.1)	(0.1)

INCOME (LOSS) BEFORE CUMULATIVE
EFFECT OF
CHANGE IN ACCOUNTING	5.2	1.7	1.7	(0.5)

CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING	0.0	0.0	0.0	2.8

NET INCOME	$ 5.2	$ 1.7	$ 1.7	$ 2.3

NET INCOME(LOSS) PER COMMON SHARE
BASIC	$ 3.26	$ 1.04	$ 0.93	$ 1.50

DILUTED	$ 2.28	$ 0.76	$ 0.79	$ 1.06

SUPPLEMENTAL DATA
	FOURTH QUARTER		FISCAL YEAR

	JANUARY 3, 2004	JANUARY 4, 2003	JANUARY 3, 2004	JANUARY 4, 2003

COMPARABLE STORE SALES INCREASE (DECREASE)	4.0%	(4.6%)	(3.2%)	(4.4%)

NUMBER OF STORES - END OF PERIOD	214	233	214	233

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(EBITDA )	$ 6.4	$ 3.1	$ 6.2	$ 3.5

RECONCILIATION OF EBITDA CALCULATION
NET INCOME/(LOSS)	$ 5.2	$ 1.7	$ 1.7	$ 2.3
INTEREST EXPENSE	0.5	0.5	1.7	1.6
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING	0.0	0.0	0.0	(2.8)
STATE INCOME TAX EXPENSE (BENEFIT)	0.0	0.3	0.0	(0.1)
DEPRECIATION	0.7	0.6	2.8	2.5

EBITDA	$ 6.4	$ 3.1	$ 6.2	$ 3.5

EBITDA CONSISTS OF EARNINGS BEFORE NET INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION. EBITDA IS NOT A MEASURE OF FINANCIAL PERFORMANCE UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE CONSIDERED AN ALTERNATIVE TO INCOME FROM OPERATIONS AS A MEASURE OF PERFORMANCE OR AS AN ALTERNATIVE TO CASH FLOW AS A MEASURE OF LIQUIDITY. EBITDA IS PRESENTED AS ADDITIONAL INFORMATION BECAUSE MANAGEMENT BELIEVES IT IS A USEFUL INDICATOR OF OUR ABILITY TO MEET DEBT SERVICE AND TO FUND CAPITAL EXPENDITURES. BECAUSE EBITDA IS NOT CALCULATED IDENTICALLY BY ALL COMPANIES, OUR CALCULATION MAY NOT BE COMPARABLE TO SIMILARLY TITLED MEASURES OF OTHER COMPANIES. NOTE THAT EBITDA FOR FISCAL YEAR 2002 REFLECTS A NEGATIVE IMPACT OF OUR WRITE OFF OF $1.7 MILLION IN INITIAL PUBLIC OFFERING COSTS CHARGED AS A RESULT OF A DELAY IN THE INITIAL PUBLIC OFFERING PROCESS.

CONTACT:	For Bakers Footwear Group: KCSA Todd Fromer / Michael Cimini, 212-896-1215 / 212-896-1233 todd@kcsa.com / mcimini@kcsa.com